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Exhibit 11.1 to Form 10-Q
- ------------

COMPUTATION OF EARNINGS PER SHARE
FOR THE THREE MONTHS ENDED MARCH 31,

CORE, INC.

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

                                                  1996            1995
                                                  ----            ----
Primary:
  Average shares outstanding                  4,807,000        4,739,930

  Shares issuable on assumed exercise of
    dilutive options and warrants - based
    on treasury stock method using average
    market price                                725,000
                                            ---------------  --------------
                                   Totals     5,532,000        4,739,930
                                            ===============  ==============
Net Income (loss)                            $  534,965      $(1,151,712)
                                            ===============  ==============
Net Income (loss) per share                  $     0.10      $     (0.24)
                                            ===============  ==============


Fully diluted:
  Average shares outstanding                  4,807,000        4,739,930

  Shares issuable on assumed exercise
    of dilutive options and warrants -
    based on treasury stock method
    using quarter-end market price
    which is greater than average
    market price                                818,000
                                            ---------------  -------------
                                   Totals     5,625,000        4,739,930
                                            ===============  =============
  Net income (loss)                          $  534,965      $(1,151,712)
                                            ===============  =============
Net income (loss) per share                  $     0.10      $     (0.24)
                                            ===============  =============







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